Exhibit 99(a)(1)(I)

CASTLIGHT HEALTH, INC.
AMENDED AND RESTATED PAPER ELECTION FORM

Please review, complete and sign this form, then email it to exchange@castlighthealth.com or deliver it by mail (registered or certified mail with return receipt recommended) to: Assistant to General Counsel, Castlight Health, Inc., Two Rincon Center, 121 Spear Street, Suite 300, San Francisco, CA 94105 before 11:59 p.m., Eastern Time, (8:59 p.m., Pacific Time) on February 24, 2016 (unless Castlight extends this date). DELIVERY OF YOUR PAPER ELECTION FORM OTHER THAN AS SPECIFIED HEREIN, WILL NOT CONSTITUTE VALID DELIVERY.

Election to Exchange Eligible Option Award(s)

For purposes of participating in the Exchange Offer, I hereby agree to tender my Eligible Option Award(s) as indicated below to Castlight by my check in the “Yes” box in the “Exchange Election” column. I understand that such Eligible Option Award(s) that are accepted by Castlight will be canceled effective as of the date that the Exchange Offer expires and will be exchanged for new options to purchase shares of Castlight Class B common stock granted under the 2014 Plan (the “New Option Awards”). You must tender Eligible Option Awards on a grant-by-grant basis. If you hold more than one Eligible Option Award and you only tender one Eligible Option Award in this Exchange Offer, you are not required to tender any other Eligible Option Awards you may hold. You may not, however, tender an Eligible Option Award for less than all of the shares subject to that particular Eligible Option Award.

Eligible Option Awards				New Options
Grant ID	Grant Date	Exercise Price	# of Shares Subject to Eligible Option Award	# of Shares Subject to Eligible Option Award	Election
¬ Yes ¬ No
¬ Yes ¬ No
¬ Yes ¬ No

Additional Terms and Conditions Applicable to this Paper Election Form

1. Defined Terms. Terms used but not defined in this Election Form have the means ascribed to such terms in the Offer to Exchange Certain Outstanding Option Awards for New Option Awards (the “Offer to Exchange ”) that was filed with the Securities and Exchange Commission on January 12, 2016, including the Summary Term Sheet in that document. References in this Paper Election Form to “Castlight,” “we,” “us,” “our” and “ours,” mean Castlight Health, Inc.

2. Expiration Date. The Option Exchange Program and your right to tender, or withdraw a tender, of your Eligible Option Awards will expire at 11:59 p.m., Eastern Time, (8:59 p.m., Pacific Time) on February 24, 2016 or on a later date, if we extend the Option Exchange Program (the “Expiration Date”).

3. Delivery of Paper Election Form. If you intend to tender your Eligible Option Awards under the Option Exchange Program for a New Option Award to shares of Class B common stock you must complete and acknowledge your participation by submitting an election via the Offer Website at https://castlighthealth.equitybenefits.com or by returning this Paper Election Form , and in either case, by the Expiration Date.

Each Eligible Option Award you properly tender under the Option Exchange Program will entitle you to receive a New Option to purchase a share of Class B common stock for each share subject to such Eligible Option Award

Your election to participate in the Option Exchange Program will only be effective upon our receipt of this Paper Election Form through the return methods and circumstances described above or if you submit an election electronically via the Offer Website. Castlight will not accept delivery of an election to participate in the Option Exchange Program by any other means. You are responsible for ensuring that, if you wish to participate, you complete and acknowledge your participation by submitting an election via the Offer Website at https://castlighthealth.equitybenefits.com or by returning this Paper Election Form and in either case, by the Expiration Date.

The Option Exchange Program is completely voluntary. You are not required to tender your Eligible Option Awards for exchange.

If you do not receive an email from Stock Administration confirming receipt of this Paper Election Form within one business day after you have completed and acknowledged your participation and returned this form by email to the email provided above, please email the Stock Administrator at exchange@castlighthealth.com.

4. Withdrawal of Election. You may withdraw your election to exchange your Eligible Option Awards at any time prior to the Expiration Date. To withdraw your election to exchange an Eligible Option Award, you must log on to the Offer Website at https://castlighthealth.equitybenefits.com (or contact the Stock Administrator by email at exchange@castlighthealth.com or by telephone at (415) 829-1576 for another paper election form ) and submit a new election to exchange your Eligible Option Awards. You may not rescind any withdrawal, and we will not consider any Eligible Option Award properly elected for exchange, unless your Eligible Option Award is properly re-elected before the Expiration Date by following the procedures described in Section 3 (Delivery of Paper Election Form) above.

If you are using the form to withdraw a prior election as provided above, please list below each Eligible Option Award grant(s) as to which you withdraw your election to exchange under the Option Exchange Program. If you do not know which Eligible Option Award(s) you have elected to tender under the program, please contact Stock Administration at exchange@castlighthealth.com. If you wish to withdraw your election as to ALL Eligible Option Awards you have previously elected to exchange in the Option Exchange Program, please check the following box and do not complete the following table: ¬ (only check box if you do not wish to participate in the Option Exchange Program at all):

Grant No.	Grant Date	Exercise Price Per Share	Number of Options Eligible for Exchange

NOTE: You must tender options on a grant-by-grant basis. You cannot withdraw a portion of a grant. If you wish to elect to tender other Eligible Option Award(s) in the Option Exchange Program, please request another election form from Stock Administration at the e-mail address listed above.

5. Irregularities. We will determine, in our discretion, all questions as to the validity, eligibility, including time of receipt, and acceptance of your election to exchange Eligible Option Awards. Our determination of these matters and any other matters related to the Exchange Offer will be final and binding on all parties, although participants in the Option Exchange Program may challenge our determination in a court of competent jurisdiction. We may reject any election to exchange an Eligible Option Award that we determine is not in appropriate form or that we determine would be unlawful to accept. Otherwise, we will accept properly and timely elected Eligible Option Awards that are not validly withdrawn. We also reserve the right to waive any of the conditions of your election to exchange an Eligible Option Award or any defect or irregularity in your election to exchange an Eligible Option Award tendered before the Expiration Date. Your election to exchange an Eligible Option Award will not be valid until you have cured all defects or irregularities to our satisfaction or they have been waived by us before the Expiration Date. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

6. Conditional or Contingent Offers. We will not accept any alternative, conditional or contingent tenders.

We encourage you to consult with your own legal, accounting and tax advisors if you have any questions about how the Option Exchange Program may impact your individual financial or tax situation and the consequences of participating or not participating in the Option Exchange Program.

By signing below, I understand and agree that I have received and read the Offer to Exchange Certain Outstanding Option Awards for New Option Awards, dated as of January 12, 2016 (the “Option Exchange Materials”) and agree to the terms thereof.

Date:	, 2016
Optionee Signature

Optionee Name (please print)

Optionee Employee Identification Number